Exhibit (d)(3)

TENDER AND SUPPORT AGREEMENT

DATED AS OF JANUARY 30, 2008

BETWEEN

AMAZON.COM, INC.

AND

DONALD R. KATZ

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of January 30, 2008 (this “Agreement”), is between Amazon.com, Inc., a Delaware corporation (“Parent”), and Donald R. Katz (the “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, AZBC Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Audible, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may from time to time be amended, modified, supplemented or restated, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement) pursuant to which (i) Purchaser will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01, of the Company (“Company Common Stock”), at a price of $11.50 per share, net to the seller in cash without interest, and (ii) following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth on Schedule A (all such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Stockholder, whether beneficially or of record, after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”; provided that Company Stock Options beneficially owned by the Stockholder as of the date hereof (“Subject Options”) shall not be considered “Subject Shares” prior to their exercise, and shares of Company Common Stock issued upon exercise of Subject Options shall be considered “Subject Shares”); provided, further, that Company Restricted Stock Units beneficially owned by the Stockholder as of the date hereof (“Subject RSUs”) shall not be considered “Subject Shares” prior to their vesting, and upon vesting shall be considered “Subject Shares”); and

WHEREAS, as an essential condition and inducement to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so in order to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

AGREEMENT TO TENDER SUBJECT SHARES

Section 1.1 Agreement to Tender.

(a) Subject to the terms and conditions of this Agreement, the Stockholder shall validly tender or cause to be tendered in the Offer all of the Subject Shares pursuant to and in accordance with the terms of the Offer. Promptly, but in any event no later than five Business Days after commencement of the Offer, the Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to all of the Subject Shares, completed in compliance with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or, in the case of a book-entry transfer of any uncertificated Subject Shares, an “agent’s message” or such other evidence of transfer of such Subject Shares as the Depositary may reasonably request, and (C) all other documents or instruments required to be delivered by stockholders of the Company tendering their shares of Company Common Stock pursuant to the terms of the Offer, and (ii) if any Subject Shares beneficially owned by a Stockholder are held of record by a broker or any other Person, instruct the broker or such other Person to tender all of such Subject Shares pursuant to and in accordance with the terms of the Offer.

(b) The Stockholder agrees that once the Subject Shares are tendered into the Offer, the Stockholder will not withdraw any Subject Shares from the Offer unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 6.1.

ARTICLE II

VOTING OF SUBJECT SHARES

Section 2.1 Agreement to Vote. From the date hereof until the termination of this Agreement in accordance with Section 6.1, except to the extent waived in writing by Parent in its sole and absolute discretion, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof; (b) against any action, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any of the parties hereto under this Agreement; and (c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; (iv) any change in the majority of the board of directors of the Company; (v) any material change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or by-laws; (vi) any other material change in the Company’s corporate structure or business; and (vii) any other action, transaction or proposal involving the Company or any of its Subsidiaries that is intended or would reasonably be expected to (A) prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Merger, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing or (B) change in any manner the voting rights of the Subject Shares. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

Section 2.2 IRREVOCABLE PROXY. THE STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS THOMAS J. SZKUTAK AND L. MICHELLE WILSON, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF THE COMPANY, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY THE STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 2.1 HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 2.2 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES OWNED OR HELD BY THE STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 2.1 HEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER PARENT, NOR ANY OF ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS, AGENTS OR OTHER REPRESENTATIVES, SHALL OWE ANY DUTY OR INCUR ANY LIABILITY TO THE STOCKHOLDER IN CONNECTION WITH OR AS A RESULT OF ANY

EXERCISE OF THE PROXY GRANTED TO PARENT PURSUANT TO THIS SECTION 2.2. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

ARTICLE III

ADDITIONAL COVENANTS OF STOCKHOLDER

Section 3.1 No Solicitation of Transactions.

(a) The Stockholder shall not, nor shall it authorize or permit any of his Affiliates or any of his employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives“) to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other Transactions contemplated by this Agreement. The Stockholder and each of his Affiliates and Representatives shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives (other than Parent) conducted prior to the date of this Agreement with respect to any Takeover Proposal and (B) use his reasonable best efforts promptly to inform his Representatives of the obligations undertaken in this Section 3.1. Without limiting the foregoing, any violation of the restrictions set forth in this Section 3.1 by any Representative of the Stockholder or any of his Affiliates, whether or not such Person is purporting to act on behalf of the Stockholder or any of his Affiliates, shall be deemed to be a breach of this Section 3.1 by the Stockholder.

(b) As promptly as practicable after the receipt by the Stockholder or any of his Affiliates or Representatives of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Stockholder shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Stockholder shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof, and promptly provide Parent with copies of all written correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to the Stockholder or his Affiliates or Representatives in connection with any Takeover Proposal.

Section 3.2 No Transfer of Subject Shares; No Groups.

(a) The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, assign, grant a participation interest in or option for, pledge, hypothecate or otherwise dispose of or encumber (each, a “Transfer”), or enter into any agreement, contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares, Subject Options, Subject RSUs or any other securities of the Company or any interest therein to any Person, other than pursuant to the Merger Agreement, (ii) grant any proxies or powers of attorney, deposit any Subject Shares, Subject Options or Subject RSUs into any voting trust or enter into any voting arrangement, whether by proxy, power of attorney, voting agreement or otherwise, with respect to any Subject Shares, Subject Options or Subject RSUs, other than pursuant to this Agreement, (iii) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions.

(b) The Stockholder agrees that it shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any shares of Company Common Stock, Warrants, Company Options, Company Restricted Stock Units or any other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Section 3.3 Additional Securities; Certain Events.

(a) In the event the Stockholder becomes the record or beneficial owner of (i) any additional shares of Company Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities (collectively, “Additional Securities”), then the terms of this Agreement shall apply to any of such Additional Securities and such Additional Securities shall be considered Subject Shares for purposes hereof. The Stockholder agrees not to purchase or in any other manner acquire beneficial ownership of any Additional Securities (other than upon exercise of any Subject Options or the vesting of Subject RSUs) without Parent’s prior written consent.

(b) The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares, Subject Options and Subject RSUs and shall be binding upon any Person to which legal or beneficial ownership of the Subject Shares, Subject Options and Subject RSUs shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s successors or assigns. Notwithstanding any Transfer of the Subject Shares, Subject Options and Subject RSUs, the transferor shall remain liable for the performance of all of the obligations of the Stockholder under this Agreement.

Section 3.4 Stockholder Capacity. The Stockholder enters into this Agreement solely in his capacity as the record or beneficial owner of the Subject Shares. Nothing contained in this Agreement shall limit the rights and obligations of the Stockholder, any of his Affiliates, Representatives or any employee of any of his Affiliates in his or her capacity as a director or officer of the Company, and the agreements set forth herein shall in no way restrict any director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company. Without limiting the generality of the foregoing, any such person shall be free to exercise his or her rights as a director of the Company and the Stockholder shall have no obligation to disclose to Parent any information it acquires from any such person acting in any such capacity.

Section 3.5 Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have under Section 262 of the Delaware General Corporation Law.

Section 3.6 Legends. If so requested by Parent and to the extent the Subject Shares are certificated, the Stockholder agrees that his Subject Shares shall bear a legend stating that they are subject to this Agreement; provided, however, that the Company shall remove such legend upon the termination of this Agreement in accordance with Section 6.1.

Section 3.7 Documentation and Information. The Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its affiliates of his identity and holding of Subject Shares and the nature of his commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents; provided that, to the extent practicable, the Stockholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. The Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 3.8 Commercially Reasonable Efforts. The Stockholder shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF STOCKHOLDER

The Stockholder represents and warrants to Parent as follows:

Section 4.1 Authority. The Stockholder has all requisite power and authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

Section 4.2 No Conflicts; Required Filings and Consents. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Stockholder will (a) violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to his property or assets or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in the case of each of (a) and (b) above, where such violation, conflict, breach or default or the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of the Stockholder’s obligations under this Agreement and (ii) any filing required under Section 13 or 16 under the Exchange Act.

Section 4.3 The Subject Shares. The Stockholder is the record or beneficial owner of, and has good and marketable title to, the Subject Shares set forth on Schedule A, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. As of the date hereof, the Stockholder does not own, of record or beneficially, any shares of Company Common Stock other than the Subject Shares, shares of Company Common Stock issuable upon exercise of Subject Options and the shares of Company Common Stock issuable upon the vesting of Subject RSUs. The Stockholder has (a) sole power of disposition; (b) sole voting power and (c) sole power to demand dissenter’s or appraisal rights, in each case with respect to all of the Subject Shares and with no restrictions on such rights. None of the Subject Shares is subject to any existing agreement, arrangement or restriction with respect to the voting of such

Subject Shares. There are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer or cause to be Transferred any of the Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

Section 4.4 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 4.5 Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT

Parent represents and warrants to the Stockholder as follows:

Section 5.1 Authority. Parent has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

Section 5.2 No Conflicts; Required Filings and Consents. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof by Parent will (a) violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for the matters referred to in Section 4.3(b) of the Merger Agreement and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

Section 5.3 Subject Shares. Neither Parent nor any of its subsidiaries has acquired Company Common Stock (other than Company Common Stock owned by Parent or its subsidiaries on the date hereof or acquired pursuant to the Offer) or entered into agreements with other stockholders of the Company (other than the Tender and Support Agreement being entered into on the date hereof with Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, L.P.) pursuant to which those stockholders have agreed to vote their Company Common Shares, not to solicit alternative offers and not to transfer their Company Common Stock without the consent of Parent.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination; provided, however, that the provisions of Article VII shall survive the Effective Time.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO ANY MATTER ARISING HEREUNDER.

Section 7.2 Jurisdiction. Each of the parties hereto irrevocably and unconditionally (a) agrees that any legal action, suit or proceeding (each, an “Action”) brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the County and State of New York and in the courts of the State of Delaware and in the Federal courts of the United States of America located in the County and State of New York or in the State of Delaware, (b) submits to the non-exclusive jurisdiction of such courts in any such Action and (c) waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such Action brought in any such court and any claim that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a judgment in any such Action brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction such party is or may be subject.

Section 7.3 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED

AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Section 7.4 Specific Performance. The Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of the Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants, obligations and agreements in connection with entering into the Merger Agreement and the performance of Parent’s obligations under the Merger Agreement, and (c) a violation of any of the covenants, obligations or agreements of the Stockholder contained in this Agreement will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable law.

Section 7.5 Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent and the Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 7.6 Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 7.7 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 7.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(A)	if to Parent, to:

Amazon.com, Inc.

1200 12th Avenue South

Suite 1200

Seattle, WA 98144-2734

Attention: General Counsel

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: William D. Regner, Esq.

(B)	if to the Stockholder, to:

Donald R. Katz

c/o Audible, Inc.

1 Washington Park

16th Floor

Newark, NJ 07102

with a copy to:

DLA Piper US LLP

3 Noble Street

1 London EC2V 7EE

United Kingdom

Attention: Edwin M. Martin, Jr.

Section 7.9 Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.10 Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 7.11 Integration. This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof.

Section 7.12 Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.13 Further Assurances. From time to time at the request of Parent, and without further consideration, the Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 7.14 Public Announcements. The Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

Section 7.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

PARENT:

AMAZON.COM, INC.

By:	/s/ Jeffrey Blackburn
Name:	Jeffrey Blackburn
Title:	Senior Vice President

STOCKHOLDER:

/s/ Donald R. Katz
DONALD R. KATZ

Schedule A

Company Common Stock	Company Stock Options	Company Restricted Stock Units
319,915	789,498	108,334